THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                         Unipro Financial Services, Inc.

                           CONVERTIBLE PROMISSORY NOTE
$100,000.00                                                   September 30, 2005
                                                    Westlake Village, California

      For value received, UNIPRO FINANCIAL SERVICES, INC., a Florida corporation ("Payor") promises to pay to Oceanus Value Fund, L.P. or its assigns ("Holder") the principal sum of one hundred thousand dollars, ($100,000.00) with interest on the outstanding principal amount at the rate of 6.45% per annum, compounded annually based on a 365-day year. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full.

      1. This note (the "Note") is issued as part of a series of similar notes (collectively, the "Notes") to be issued pursuant to the terms of that certain Note Purchase Agreement (the "Agreement") effective as of September 30, 2005 (the "Agreement Date") to the persons listed on the Schedule of Purchasers thereof (collectively, the "Holders").

      2. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

      3. This Note will become due and payable on the 365th day following the Agreement Date (the "Maturity Date").

      4. In the event that Payor enters into a merger or acquisition transaction that result in a change of control of Payor (the "Transaction") prior to the Maturity Date, the outstanding principal balance of this Note shall automatically convert into the common stock of the Payor at a conversion price equal to the lower of: (i) $1.00 per share; or (ii) ninety percent (90%) of the price per share established for Payor's stock in connection with the Transaction.

      5. Unless this Note has been converted in accordance with the terms of
Section 4 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date. In the event this Note and all accrued interest is not paid within 5 days of said Maturity Date, this Note shall convert, at the discretion of the Holder, into ten million (10,000,000) shares of the Payor's common stock.

      6. In the event of any default hereunder, Payor shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

      7. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

      8. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to agreements entered into, made and to be performed entirely in such state, between residents of such state.

      9. Any term of this Note may be amended or waived with the written consent of Payor and Holders of two-thirds in interest of the outstanding principal amount of all Notes. Holder acknowledges that because this Note may be amended with the consent of such two-thirds in interest of the outstanding principal amount of the Notes, Holder's rights hereunder (including, without limitation, Holder's right to receive principal and interest as due) may be amended or waived without Holder's consent.

                               UNIPRO FINANICAL SERVICES, INC.


                               By:
                                        ----------------------------------

                               Name:    John Vogel

                               Title:   President